Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:	Brandi Martin	Investors:	Lisa Capodici
	(614) 757-3383		(614) 757-5035
	brandi.martin@cardinalhealth.com		lisa.capodici@cardinalhealth.com

Cardinal Health Reports Third Quarter Results for Fiscal Year 2019

•	Revenue increased 5 percent to $35.2 billion

•	GAAP[1] operating earnings decreased 21 percent to $432 million, and non-GAAP operating earnings decreased 15 percent to $667 million

•	GAAP diluted earnings per share increased 22 percent to $0.99, and non-GAAP diluted earnings per share increased 14 percent to $1.59

•	Company raises lower end of FY19 guidance

•	Company extended distribution agreements with CVS Health through June 30, 2023

DUBLIN, Ohio, May 9, 2019 - Cardinal Health (NYSE: CAH) today reported third quarter fiscal year 2019 revenues of $35.2 billion, an increase of 5 percent. The company also reported a decrease in GAAP operating earnings of 21 percent to $432 million and a decrease in non-GAAP operating earnings of 15 percent to $667 million. GAAP diluted earnings per share (EPS) were $0.99, an increase of 22 percent. Non-GAAP diluted EPS increased 14 percent to $1.59.

“We are pleased that Cardinal Health again delivered overall operating results that were consistent with our expectations for the quarter,” said Mike Kaufmann, CEO. “Solid progress on our strategic initiatives, the recent renewal of our largest customer and our ability to navigate evolving market dynamics give us confidence over the long term.”

Q3 FY19 summary

	Q3 FY19		Q3 FY18		Y/Y
Revenue	$35.2	billion	$33.6	billion	5%
Operating earnings	$432	million	$546	million	(21)%
Non-GAAP operating earnings	$667	million	$781	million	(15)%
Net earnings attributable to Cardinal Health, Inc.	$296	million	$255	million	16%
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$475	million	$437	million	9%
Diluted EPS attributable to Cardinal Health, Inc.	$0.99		$0.81		22%
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$1.59		$1.39		14%

Tax rate

During the third quarters of fiscal 2019 and 2018, GAAP effective tax rates were 20.0 percent and 45.1 percent, respectively, and non-GAAP effective tax rates were 21.6 percent and 37.5 percent, respectively.

This quarter’s lower effective tax rates included net favorable discrete items of $0.06 per share and a lower U.S. federal income tax rate. During the same quarter last year, the tax rate included unfavorable discrete items and a significant negative impact from Cordis.

Cardinal Health

Fiscal year 2019 outlook
The company does not provide GAAP EPS outlook because it is unable to reliably forecast most of the items that are excluded from GAAP EPS to calculate non-GAAP EPS. These items could cause EPS to differ materially from non-GAAP EPS. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.
The company is raising the lower end of its fiscal 2019 non-GAAP EPS guidance to the range of $5.02 to $5.17 from the range of $4.97 to $5.17.

Segment results

Pharmaceutical segment

Third quarter revenue for the Pharmaceutical segment increased 6 percent to $31.4 billion due to sales growth from Pharmaceutical Distribution and Specialty Solutions customers.

Segment profit for the quarter decreased 10 percent to $536 million, which reflects the negative impact from the company’s generics program performance, partially offset by Specialty Solutions performance.

	Q3 FY19		Q3 FY18		Y/Y
Revenue	$31.4	billion	$29.7	billion	6%
Segment profit	$536	million	$596	million	(10)%
Medical segment

Third quarter revenue for the Medical segment was down 1 percent due to the divestitures of the China distribution and naviHealth businesses, offset by growth from existing customers.

Medical segment profit decreased 22 percent to $155 million driven by performance of Cardinal Health Brand products.

	Q3 FY19		Q3 FY18		Y/Y
Revenue	$3.9	billion	$3.9	billion	(1)%
Segment profit	$155	million	$199	million	(22)%

Additional third quarter and recent highlights

•	Cardinal Health extended its agreements with CVS Health to distribute pharmaceuticals to retail pharmacies and distribution centers through June 30, 2023.

•
Cardinal Health board of directors approved a 1 percent increase in the company's quarterly dividend from $0.4763 per share to $0.4811 per share, or $1.92 on an annualized basis. The dividend will be payable on July 15, 2019 to shareholders of record on July 1, 2019.

•
Cardinal Health announced the acquisition of mscripts®, a company that delivers patient adherence and engagement solutions through an innovative, easy-to-use mobile and web-based health management platform.

•	Cardinal Health Specialty Solutions announced a collaboration with PANTHERx Specialty Pharmacy designed to meet the growing needs of the market and strengthen its cell and gene therapy capability.

Cardinal Health

Webcast

Cardinal Health will host a webcast today at 8:30 a.m. Eastern to discuss third quarter results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.

Presentation slides and a webcast replay will be available on the Cardinal Health website at ir.cardinalhealth.com until May 8, 2020.

About Cardinal Health

Cardinal Health, Inc. is a global, integrated healthcare services and products company, providing customized solutions for hospitals, healthcare systems, pharmacies, ambulatory surgery centers, clinical laboratories and physician offices worldwide. The company provides clinically proven medical products, pharmaceuticals and cost-effective solutions that enhance supply chain efficiency from hospital to home. To help combat prescription drug abuse, the company and its education partners created Generation Rx, a national drug education and awareness program. Backed by nearly 100 years of experience, with approximately 50,000 employees in nearly 46 countries, Cardinal Health ranks #14 on the Fortune 500. For more information, visit cardinalhealth.com, follow @CardinalHealth on Twitter, @cardinalhealthwings on Facebook and connect on LinkedIn at linkedin.com/ company/cardinal-health.

1GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP. See "Use of Non-GAAP Measures" following the attached schedules for definitions of the non-GAAP financial measures presented in this news release, and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive e-mail alerts when the company posts news releases, SEC filings and certain other information on its website.

Cautions Concerning Forward-Looking Statements
This release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and various accruals and estimates. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include competitive pressures in Cardinal Health's various lines of business; the amount or rate of generic deflation and our ability to offset generic deflation and maintain other financial and strategic benefits through our generic sourcing venture with CVS Health; our ability to manage uncertainties associated with the pricing of branded pharmaceuticals, including decreased branded inflation and possible branded price reductions; risks associated with our ability to improve the performance of our Cordis business; risks associated with the integration of the Patient Recovery business, including the ability to successfully operate the acquired businesses, retain customers of the acquired businesses, and achieve the expected synergies and accretion in earnings; the risk of non-renewal under one or more key customer or supplier arrangements or changes to the pricing or other terms of or level of purchases under those arrangements; uncertainties due to government health care reform including federal health care reform proposals; changes in the distribution patterns, reimbursement rates, pricing or rebates for health care products and services; risks associated with the distribution of opioids, including the cost and risk of ongoing investigations and lawsuits by certain governmental and regulatory authorities as well as private plaintiffs, the potential financial impact of taxes or other assessments on the sale of opioids, and potential reputational or operational harm; and changes in foreign currency rates and the cost of commodities such as oil-based resins, cotton, latex and diesel fuel. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management's views as of May 9, 2019. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Third Quarter			Year-to-Date
(in millions, except per common share amounts)	2019	2018	% Change	2019	2018	% Change
Revenue	$35,228	$33,633	5%	$108,181	$101,460	7%
Cost of products sold	33,464	31,720	5%	103,021	96,014	7%
Gross margin	1,764	1,913	(8)%	5,160	5,446	(5)%

Operating expenses:
Distribution, selling, general and administrative expenses	1,097	1,132	(3)%	3,315	3,325	—%
Restructuring and employee severance	53	2	N.M.	97	155	N.M.
Amortization and other acquisition-related costs	154	175	N.M.	468	543	N.M.
Impairments and (gain)/loss on disposal of assets, net	11	(6)	N.M.	(492)	62	N.M.
Litigation (recoveries)/charges, net	17	64	N.M.	20	155	N.M.
Operating earnings	432	546	(21)%	1,752	1,206	45%

Other (income)/expense, net	(13)	(2)	N.M.	13	(6)	N.M.
Interest expense, net	75	84	(11)%	227	251	(10)%
Loss on extinguishment of debt	—	—	N.M.	—	2	N.M.
Earnings before income taxes	370	464	(20)%	1,512	959	58%

Provision for/(benefit from) income taxes	74	209	(65)%	342	(466)	(173)%
Net earnings	296	255	16%	1,170	1,425	(18)%

Less: Net earnings attributable to noncontrolling interests	—	—	N.M.	(1)	(3)	N.M.
Net earnings attributable to Cardinal Health, Inc.	$296	$255	16%	$1,169	$1,422	(18)%

Earnings per common share attributable to Cardinal Health, Inc.:
Basic	$0.99	$0.81	22%	$3.89	$4.52	(14)%
Diluted	0.99	0.81	22%	3.88	4.50	(14)%

Weighted-average number of common shares outstanding:
Basic	298	313		301	314
Diluted	299	315		302	316

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	March 31, 2019	June 30, 2018
Assets
Current assets:
Cash and equivalents	$3,438	$1,763
Trade receivables, net	7,879	7,800
Inventories, net	12,622	12,308
Prepaid expenses and other	1,643	1,926
Assets held for sale	—	756
Total current assets	25,582	24,553

Property and equipment, net	2,322	2,487
Goodwill and other intangibles, net	11,860	12,229
Other assets	1,045	682
Total assets	$40,809	$39,951

Liabilities, Redeemable Noncontrolling Interests and Shareholders’ Equity
Current liabilities:
Accounts payable	$20,517	$19,677
Current portion of long-term obligations and other short-term borrowings	1,451	1,001
Other accrued liabilities	1,951	2,002
Liabilities related to assets held for sale	—	213
Total current liabilities	23,919	22,893

Long-term obligations, less current portion	7,629	8,012
Deferred income taxes and other liabilities	3,029	2,975

Redeemable noncontrolling interests	—	12

Total shareholders’ equity	6,232	6,059
Total liabilities, redeemable noncontrolling interests and shareholders’ equity	$40,809	$39,951

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Third Quarter		Year-to-Date
(in millions)	2019	2018	2019	2018
Cash flows from operating activities:
Net earnings	$296	$255	$1,170	$1,425

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	261	259	759	779
Impairments and loss on sale of other investments	—	—	2	6
Impairments and (gain)/loss on disposal of assets, net	11	(6)	(492)	62
Share-based compensation	23	24	64	64
Provision for bad debts	19	27	59	50
Change in fair value of contingent consideration obligation	—	(2)	—	(2)
Change in operating assets and liabilities, net of effects from acquisitions and divestitures:
(Increase)/decrease in trade receivables	35	(15)	(156)	(632)
(Increase)/decrease in inventories	408	130	(345)	(865)
Increase/(decrease) in accounts payable	(95)	(472)	846	1,635
Other accrued liabilities and operating items, net	522	554	309	(308)
Net cash provided by operating activities	1,480	754	2,216	2,214

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	(17)	(1)	(38)	(6,142)
Additions to property and equipment	(76)	(78)	(192)	(246)
Purchase of available-for-sale securities and other investments	(1)	(1)	(11)	(7)
Proceeds from sale of available-for-sale securities and other investments	2	—	3	65
Proceeds from divestitures, net of cash sold, and disposal of property and equipment held for sale	8	861	749	862
Net cash provided by/(used in) investing activities	(84)	781	511	(5,468)

Cash flows from financing activities:
Payment of contingent consideration obligation	—	(5)	—	(22)
Net change in short-term borrowings	—	(205)	—	(50)
Purchase of noncontrolling interests	—	—	—	(106)
Proceeds from long-term obligations, net of issuance costs	1	—	1	3
Reduction of long-term obligations	(1)	—	(3)	(403)
Net tax proceeds/(withholdings) from share-based compensation	—	13	(13)	(3)
Dividends on common shares	(142)	(140)	(435)	(436)
Purchase of treasury shares	—	(300)	(600)	(450)
Net cash used in financing activities	(142)	(637)	(1,050)	(1,467)

Effect of exchange rates changes on cash and equivalents	2	10	(2)	17
Change in cash held for sale	—	18	—	—

Net increase/(decrease) in cash and equivalents	1,256	926	1,675	(4,704)
Cash and equivalents at beginning of period	2,182	1,249	1,763	6,879
Cash and equivalents at end of period	$3,438	$2,175	$3,438	$2,175

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Segment Information

Third Quarter

(in millions)	2019	2018	(in millions)	2019	2018
Pharmaceutical			Medical

Revenue			Revenue
Amount	$31,361	$29,720	Amount	$3,871	$3,916
Growth rate	6%	5%	Growth rate	(1)%	15%

Segment profit			Segment profit
Amount	$536	$596	Amount	$155	$199
Growth rate	(10)%	(3)%	Growth rate	(22)%	34%
Segment profit margin	1.71%	2.00%	Segment profit margin	4.01%	5.09%

Year-to-Date

(in millions)	2019	2018	(in millions)	2019	2018
Pharmaceutical			Medical

Revenue			Revenue
Amount	$96,516	$89,786	Amount	$11,678	$11,684
Growth rate	7%	3%	Growth rate	—%	16%

Segment profit			Segment profit
Amount	$1,388	$1,576	Amount	$479	$548
Growth rate	(12)%	(6)%	Growth rate[1]	(13)%	26%
Segment profit margin	1.44%	1.76%	Segment profit margin	4.10%	4.69%
1Segment profit for the nine months ended March 31, 2018 includes a $64 million impact from the roll-out of the inventory fair value step up related to the Patient Recovery acquisition.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

		Operating	Earnings	Provision
		Earnings	Before	for		Net	Effective		Diluted
	Operating	Growth	Income	Income	Net	Earnings[2]	Tax	Diluted	EPS[2]
(in millions, except per common share amounts)	Earnings	Rate	Taxes	Taxes	Earnings[2]	Growth Rate	Rate	EPS[2,3,4]	Growth Rate
	Third Quarter 2019
GAAP	$432	(21)%	$370	$74	$296	16%	20.0%	$0.99	22%
Restructuring and employee severance	53		53	14	39			0.13
Amortization and other acquisition-related costs	154		154	38	116			0.39
Impairments and (gain)/loss on disposal of assets, net	11		11	4	7			0.03
Litigation (recoveries)/charges, net	17		17	7	10			0.03
Transitional tax benefit, net[5]	—		—	(5)	5			0.02
Non-GAAP	$667	(15)%	$605	$130	$475	9%	21.6%	$1.59	14%

	Third Quarter 2018
GAAP	$546	(10)%	$464	$209	$255	(33)%	45.1%	$0.81	(33)%
Restructuring and employee severance	2		2	(17)	19			0.06
Amortization and other acquisition-related costs	175		175	44	131			0.42
Impairments and (gain)/loss on disposal of assets, net	(6)		(6)	(14)	8			0.02
Litigation (recoveries)/charges, net	64		64	21	43			0.14
Transitional tax benefit, net[5]	—		—	17	(17)			(0.06)
Non-GAAP	$781	3%	$700	$262	$437	(10)%	37.5%	$1.39	(9)%

	Year-to-Date 2019
GAAP	$1,752	45%	$1,512	$342	$1,169	(18)%	22.6%	$3.88	(14)%
Restructuring and employee severance	97		97	25	72			0.24
Amortization and other acquisition-related costs	468		468	112	356			1.18
Impairments and (gain)/loss on disposal of assets, net[6]	(492)		(492)	(129)	(363)			(1.20)
Litigation (recoveries)/charges, net	20		20	7	13			0.04
Transitional tax benefit, net[5]	—		—	(8)	8			0.03
Non-GAAP	$1,845	(13)%	$1,605	$349	$1,255	—%	21.7%	$4.17	5%

	Year-to-Date 2018
GAAP	$1,206	(28)%	$959	$(466)	$1,422	40%	(48.6)%	$4.50	42%
Restructuring and employee severance	155		155	29	126			0.40
Amortization and other acquisition-related costs	543		543	143	400			1.27
Impairments and (gain)/loss on disposal of assets, net	62		62	(57)	119			0.38
Litigation (recoveries)/charges, net	155		155	51	104			0.33
Loss on extinguishment of debt	—		2	1	1			—
Transitional tax benefit, net[5]	—		—	911	(911)			(2.88)
Non-GAAP	$2,121	—%	$1,875	$612	$1,261	(4)%	32.6%	$3.99	(3)%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2attributable to Cardinal Health, Inc.
3GAAP diluted EPS for the three months ended March 31,2019 compared to the prior year period was favorably impacted by $0.36 per share, which includes $0.31 per share due to change in the effective tax rate and $0.05 per share due to the change in weighted average shares outstanding. GAAP diluted EPS for the nine months ended March 31, 2019 compared to the prior year period was unfavorably impacted by $(3.39) per share, which includes $(3.57) per share due to change in the effective tax rate and $0.18 per share due to the change in weighted average shares outstanding. The change in GAAP diluted EPS due to the effective tax rate is calculated as ((GAAP Earnings before Income Taxes for the current period times (one minus the current period GAAP Effective Tax Rate)) minus (GAAP Earnings before Income Taxes for the current period times (one minus the prior period GAAP Effective Tax Rate))) divided by the current period weighted average shares outstanding. The change in GAAP diluted EPS due to the weighted average shares outstanding is calculated as (GAAP Net Earnings for the current period divided by the current period weighted average shares outstanding) minus (GAAP Net Earnings for the current period divided by the prior period weighted average shares outstanding).

4Non-GAAP diluted EPS for the three months ended March 31, 2019 compared to the prior year period was favorably impacted by $0.40 per share, which includes $0.32 per share due to change in the effective tax rate and $0.08 per share due to the change in weighted average shares outstanding. Non-GAAP diluted EPS for the nine months ended March 31, 2019 compared to the prior year period was favorably impacted by $0.77 per share, which includes $0.58 per share due to change in the effective tax rate and $0.19 per share due to the change in weighted average shares outstanding. The change in Non-GAAP diluted EPS due to the effective tax rate is calculated as ((Non-GAAP Earnings before Income Taxes for the current period times (one minus the current period Non-GAAP Effective Tax Rate)) minus (Non-GAAP Earnings before Income Tax for the current period times (one minus the prior period Non-GAAP Effective Tax Rate))) divided by the current period weighted average shares outstanding. The change in Non-GAAP diluted EPS due to the weighted average shares outstanding is calculated as (Non-GAAP Net Earnings for the current period divided by the current period weighted average shares outstanding) minus (Non-GAAP Net Earnings for the current period divided by the prior period weighted average shares outstanding).
5Reflects the net transitional benefit from the re-measurement of our deferred tax assets and liabilities partially offset by the repatriation tax on cash and earnings of foreign subsidiaries.
6Year-to-date 2019 includes a $508 million gain ($378 million after-tax) related to the naviHealth divestiture.
The sum of the components may not equal the total due to rounding.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, evaluate the balance sheet, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this earnings release for its own and for investors’ assessment of the business for the reasons identified below:

•
LIFO charges and credits are excluded because the factors that drive last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.

•
State opioid assessment related to prior fiscal years is the portion of the New York State assessment under the Opioid Stewardship Act for prescription opioid medications that were sold or distributed in periods prior to fiscal 2019. This portion was excluded from non-GAAP financial measures because it related to sales in prior fiscal years and inclusion would have obscured analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while the New York law would have required us to make payments on an ongoing basis, the portion of the assessment related to sales in periods prior to fiscal 2019 was contemplated to be a one-time, nonrecurring item. In December 2018, this assessment was declared to be unconstitutional.

•	Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business.

•
Amortization and other acquisition-related costs, which include transaction costs, integration costs, and changes in the fair value of contingent consideration obligations, are excluded because they are not part of the ongoing operations of our underlying business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies' financial results. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity and size of acquisitions.

•
Impairments and gain or loss on disposal of assets are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current and forecasted financial results.

•
Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount.

•
Loss on extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.

•
Transitional tax benefit, net related to the Tax Cuts and Jobs Act is excluded because it results from the one-time impact of a very significant change in the U.S. federal corporate tax rate and, due to the significant size of the benefit, obscures analysis of trends and financial performance. The transitional tax benefit includes the initial estimate and subsequent adjustments for the re-measurement of deferred tax assets and liabilities due to the reduction of the U.S. federal corporate income tax rate and the repatriation tax on undistributed foreign earnings.

The tax effect for each of the items listed above, other than the transitional tax benefit item, is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.

Forward Looking Non-GAAP Measures
In this document, the Company presents certain forward-looking non-GAAP metrics. The Company does not provide outlook on a GAAP basis because changes in the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on outlook done on a GAAP basis.
The timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s fiscal 2019 GAAP results. Over the past five years, the excluded items have lowered the Company’s EPS from $0.47 to $4.19, which includes a goodwill impairment charge of $4.36 per share related to our Medical segment that we recognized in fiscal 2018. Additionally, the excluded items for the fiscal 2019 year-to-date period have increased the Company's EPS by $0.29, which includes a $508 million gain ($378 million after-tax) related to the naviHealth divestiture.

Definitions

Growth rate calculation: growth rates in this earnings release are determined by dividing the difference between current-period results and prior-period results by prior-period results.
Non-GAAP operating earnings: operating earnings excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) restructuring and employee severance, (4) amortization and other acquisition-related costs, (5) impairments and (gain)/loss on disposal of assets, and (6) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: earnings before income taxes excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) restructuring and employee severance, (4) amortization and other acquisition-related costs, (5) impairments and (gain)/loss on disposal of assets, (6) litigation (recoveries)/charges, net, and (7) loss on extinguishment of debt.
Non-GAAP effective tax rate: provision for income taxes adjusted for (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) restructuring and employee severance, (4) amortization and other acquisition-related costs, (5) impairments and (gain)/loss on disposal of assets, (6) litigation (recoveries)/charges, net, (7) loss on extinguishment of debt, and (8) transitional tax benefit, (net) divided by (earnings before income taxes adjusted for the first seven items).
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) restructuring and employee severance, (4) amortization and other acquisition-related costs, (5) impairments and (gain)/loss on disposal of assets, (6) litigation (recoveries)/charges, net, (7) loss on extinguishment of debt, each net of tax, and (8) transitional tax benefit, net.
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.